EXHIBIT 10

RESEARCH, DEVELOPMENT AND LICENCE AGREEMENT DATED MAY 11, 1999 BETWEEN PRAXIS PHARMACEUTICALS, INC. AND FAIRCHILD INTERNATIONAL INC.

RESEARCH,  DEVELOPMENT  AND  LICENCE  AGREEMENT  DATED THE 11TH DAY OF MAY, 1999

BETWEEN:

PRAXIS  PHARMACEUTICALS,  INC.,
a body corporate incorporated pursuant to the laws of the State of Utah, one of the United States of America and having an office at ANUTECH Court, North Road, in the City of Canberra, ACT, Australia ("Praxis Pharmaceuticals")

-  and  -

FAIRCHILD  INTERNATIONAL  INC.,
a body corporate incorporated pursuant to the laws of the Province of British Columbia, Canada and having an office at Suite 600, 595 Hornby Street, City of Vancouver, British Columbia, Canada ("FAIRCHILD")

WHEREAS:

A. The Australian National University is the owner of certain patents related to the invention entitled "Phosphosugar-based anti-inflammatory and/or immunosuppressive drugs" and certain patent applications related to an invention entitled "Novel phosphosugars and phosphosugar-containing compounds having anti-inflammatory activity" which are described in more detail herein;

B. ANUTECH PTY Ltd. ("Anutech"), the commercialization company of the Australian National University, has entered into an agreement as agent for and on behalf of the Australian National University with Praxis Pharmaceuticals pursuant to which Praxis Pharmaceuticals has been granted an exclusive license for the use of the inventions described above in specified areas of application;

C. Praxis Pharmaceuticals has and intends to continue to conduct research and development related to the above described inventions;

D. Praxis Pharmaceuticals wishes to obtain funding from FAIRCHILD to conduct research in the area of arthritis and dermal wrinkles and related to the above inventions;

E. FAIRCHILD wishes to obtain an exclusive, world-wide license to make, use and sell products and processes developed by Praxis Pharmaceuticals relating to arthritis and dermal wrinkles;

NOW THEREFORE, in consideration of the mutual terms and conditions contained herein, the parties hereto agree as follows:

                     PART I - DEFINITIONS AND INTERPRETATION

SECTION  1  -  DEFINITIONS

In this Agreement, including this Section, the following defined terms have the meanings indicated:

     (a) "Anutech License Agreements" means the agreement entered into between Anutech and Praxis Pharmaceuticals dated 27th October, 1997, a copy of which is attached hereto as Schedule "D";

     (b)  "Closing Date" means September 30th, 1999

     (c) "Confidential Information" means confidential or proprietary information, trade secrets, know-how and technical information related to the inventions claimed pursuant to the Patents and any other information disclosed in confidence by Praxis Pharmaceuticals to FAIRCHILD or by FAIRCHILD to Praxis Pharmaceuticals;

     (d)  "Field of Use" means arthritis and dermal wrinkles;

     (e) "Intellectual Property" means any and all methods, devices, techniques, discoveries, inventions (whether or not paten table), know-how, ideas, processes, trade secrets and other proprietary information, including any patent right, copyright, trade secret or similar right;

     (f)  "Licensed Patent Applications" means:

          (i) the patent applications relating to the invention entitled "Novel phosphosugars and phosphosugar-containing compounds having anti-inflammatory activity", including United State Patent Application No. 08/953305, Australian Application No. 41866/97 and any patent applications filed now or in the future in any country which disclose and claim the same inventions or the priority of Australian Provisional Application PO 3098/96, filed October 18, 1996; and

          (ii) all patent applications related to the New Intellectual Property;

     (g)  "Licensed Patents" means:

          (i)  the  patents  described  on  Schedule  "A"  hereto;

          (ii) all  patents  issued  out  of  the  Patent  Applications;

          (iii)any patents issued in any country disclosing and claiming the same inventions as those claimed in the patents referred to in clauses (i) and (ii) hereof; and

          (iv) all   divisions,   re-issues,   re-examinations,   continuations,
               renewals and extensions of the foregoing;

     (h) "Licensed Product" means any product the manufacture or use of which is covered by a Valid Claim;

     (i)  "Licensed  Technology"  means:

          (i) the inventions disclosed and claimed in the Licensed Patent Applications and Licensed Patents;

          (ii) any additional  Intellectual  Property  related to the inventions
               referred  to  in  clause   (i),   their   description,   use,  or
               application; and

          (iii)all   Confidential   Information   in  any  way  related  to  the
               inventions referred to in clause (i) hereof and the Intellectual Property referred to in clause (ii) hereof;

     (j)  "Net  Revenue"  means  all  consideration  received  by  FAIRCHILD:

          (i)  for  the  sale  or other disposition of Licensed Products; and

          (ii) pursuant to the terms of any sublicenses granted by FAIRCHILD in accordance with Section 11(3); less the following:

               (A) all costs incurred by FAIRCHILD in the development of Licensed Products, including, without limitation, payments made by FAIRCHILD to Praxis Pharmaceuticals pursuant to
                    Section 8, costs and expenses incurred by FAIRCHILD pursuant to Section 13 and expenses incurred by FAIRCHILD in connection with obtaining Regulatory Approvals, including those referred to in Section 17;

               (B) all costs of direct materials, labor and overhead expenses required in the manufacture and production of Licensed Products;

               (C)  costs   incurred  by  FAIRCHILD  in   connection   with  the
                    marketing, selling and distribution of Licensed Products;

               (D) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of Licensed Product;

               (E) trade and quantity discounts or rebates actually allowed and taken; and

               (F) credits or allowances given or made for rejection or return of previously sold Licensed Products;

     (k) "New Intellectual Property" means Intellectual Property that is developed by Praxis Pharmaceuticals during the conduct of the Research Projects performed by Praxis Pharmaceuticals in accordance with
          Section 8;

     (l) "Regulatory Approval" means any approvals, licenses, registrations or authorizations of any relevant authority having jurisdiction necessary for the development, use, importation, packaging, marketing, distribution, sale, storage and transportation of the Licensed Products;

     (m) "Research Projects" means the Research and Development Projects relating to dermal wrinkles and arthritis conducted in accordance with
          Section 8;

     (n) "Shares" means shares in the capital stock of FAIRCHILD described as Class A Common and having the rights set out on Schedule "B" hereto;

     (o) "Valid Claim" means a claim of any issued and unexpired Licensed Patent which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or government body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or by abandonment.

SECTION  2  -  GOVERNING  LAW  AND  JURISDICTION

This Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of British Columbia. The parties hereby submit to the jurisdiction of the Courts of British Columbia.

SECTION  3  -  CURRENCY

All monetary units, except as expressly stated otherwise in this Agreement, are in United States dollars.

SECTION  4  -  AFFILIATES

For  the  purpose  of  this  Agreement, a company is an Affiliate of a party if:

     (a) the party owns or controls, directly or indirectly, 50% or more of the voting stock of that company;

     (b) the party owns or controls, directly or indirectly, sufficient voting stock in that company to elect a majority of the directors of that company;

     (c) that company owns or controls, directly or indirectly, 50% or more of the voting stock of the party;

     (d) that company owns or controls, directly or indirectly, sufficient voting stock in the party to elect a majority of the directors of the party;

     (e) an organization owns or controls, directly or indirectly, 50% or more of the voting stock of the party and that company; or

     (f) an organizations owns or controls, directly or indirectly, sufficient voting stock in the party and the company to elect a majority of the directors of the party and that company.

SECTION  5  -  SCHEDULES

The  following  Schedules are incorporated into and form part of this Agreement:

Schedule  "A"  -  Patents
Schedule  "B"  -  Share  Rights
Schedule  "C"  -  Research  Projects
Schedule  "D"  -  Anutech  License

                      PART II - PURCHASE AND SALE OF SHARES

SECTION  6  -  SUBSCRIPTION  AND  PURCHASE

(1) In consideration for the licensing rights to the Praxis Pharmaceuticals Intellectual Property, FAIRCHILD hereby agrees to transfer, on or before the Closing Date, 260,000 pre-split shares or 2.6 million post-split shares of Fairchild International Inc. to Praxis Pharmaceuticals, and guarantees that the Shares will be issued as fully paid up and non-accessible Shares; that the Shares be allotted and that a certificate for the Shares be issued to Praxis Pharmaceuticals.

(2) Praxis Pharmaceuticals shall certify as at the Closing Date that the following representations and warranties are correct:

     (a) Praxis Pharmaceuticals is engaged primarily in the business of developing a unique panel of natural carbohydrate based compounds and exploiting commercial applications of such;

     (b) there are no material lawsuits against Praxis Pharmaceuticals, or its directors or officers that are related to the business of Praxis Pharmaceuticals, nor, to the best of the knowledge of Praxis
          Pharmaceuticals and its directors and officers are any being contemplated;

     (c) Praxis Pharmaceuticals is current in all taxes owed, including payroll taxes, and on all debts, accounts payable and leases;

     (d) Praxis Pharmaceuticals has provided copies of its most recent financial statements to FAIRCHILD and the information contained in such financial statements is complete and accurately reflects Praxis Pharmaceuticals' situation, financial and otherwise;

     (e) a copy of every material executed lease, license, partnership or collaboration agreement (whether technical, marketing, manufacturing or other) stockholder agreement, loan agreement, employment agreement, purchase and sale agreement has been provided to FAIRCHILD;

     (f) a comprehensive listing and description of all Intellectual Property in the name of Praxis Pharmaceuticals or obtained by Praxis Pharmaceuticals through licensing has been provided to FAIRCHILD as have copies of file wrappers for all Licensed Patent Applications and there are no existing or potential patent disputes of which Praxis Pharmaceuticals is aware or for which Praxis Pharmaceuticals has not provided full and complete disclosure to FAIRCHILD;

     (g) a complete and current listing of Praxis Pharmaceuticals' capital structure and the terms and conditions associated therewith has been provided to FAIRCHILD, including a list of all shareholders, options, Warrants, puts and other instruments that may affect FAIRCHILD's equity position after shareholdings are fully diluted;

     (h) there are no material written or oral agreements with any other person or corporation pursuant to which Praxis Pharmaceuticals or it directors or officers have agreed to do anything beyond the requirements of the formal written contracts referred to in clause
          (e);

     (i) the transfer of the Shares to Praxis Pharmaceuticals contemplated by this Agreement will not constitute a breach of any contract or commitment to which FAIRCHILD is a party;

     (j)  Praxis Pharmaceuticals has filed all necessary tax returns;

     (k) this Agreement has been duly authorized, executed and delivered by Praxis Pharmaceuticals and is a legal, valid and binding obligations of Praxis Pharmaceuticals enforceable by FAIRCHILD in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally;

     (l) the execution and delivery of this Agreement by Praxis Pharmaceuticals and the completion of the transactions herein will not result in a breach or violation of any of the provisions of any obligation of Praxis Pharmaceuticals under any contract to which Praxis Pharmaceuticals may be a party; any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Praxis Pharmaceuticals; or any applicable law, statute, ordinance, regulation or rule;

     (m) the issue of the Shares to Praxis Pharmaceuticals is in compliance with the constating documents of FAIRCHILD; and

     (n) Praxis Pharmaceuticals is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

(3)  If  at  any  time  prior  to  the  Closing  Date:

     (a) Praxis Pharmaceuticals shall have failed to comply with any term or condition contained herein;

     (b) any representations and warranties set out in Section 6(2) is incorrect in any material respect;

     (c)  there  is  any   material   default   under   debts   owed  by  Praxis
          Pharmaceuticals which default has not been cured within any applicable grace period; or

     (d)  any   material   final   judgments   are   rendered   against   Praxis
          Pharmaceuticals;

     FAIRCHILD may terminate this Agreement upon written notice to Praxis Pharmaceuticals.

(4) All registration and recording fees payable to third parties in connection with the closing of the transactions outlined in this Section 6 shall be borne by Praxis Pharmaceuticals.

SECTION  7  -  PURCHASE  OF  ADDITIONAL  SHARES

Praxis Pharmaceuticals shall not purchase any Shares in addition to those to which Praxis Pharmaceuticals is entitled pursuant to Section 6 unless such purchase is made in conjunction with or pursuant to an agreement between Praxis Pharmaceuticals and FAIRCHILD for the acquisition by Praxis Pharmaceuticals of voting control of FAIRCHILD.

PART  III  -  RESEARCH  AND  DEVELOPMENT

SECTION  8  -  RESEARCH  PROJECTS

(1) Praxis Pharmaceuticals shall conduct the Research Projects and perform all work described in Schedule "C".

(2) Praxis Pharmaceuticals shall commence work on October 1st, 1999 and shall use reasonable efforts to complete the Research Projects in accordance with the work schedule included as part of Schedule "C".

(3) The Research Projects shall be performed by Praxis Pharmaceuticals in a thorough and diligent manner in accordance with Good Laboratory Practices and normal professional standards.

(4) Praxis Pharmaceuticals shall report to FAIRCHILD at the times and in the manner set forth in Schedule "C".

(5) FAIRCHILD shall pay to Praxis Pharmaceuticals the total sum of $250,000.00 USD, after deduction for any loans to the company, payable as an initial payment of $62,500 USD and then in three equal quarterly installments of $50,000 USD payable on the first day of each month commencing on January 1st, 2000 and a single, and final, quarterly payment of $37,500 USD on October 1st, 2000, such payments to be exclusive of any taxes, whether municipal, provincial, federal or Goods and Services. The funds paid by FAIRCHILD to Praxis Pharmaceuticals pursuant to this Section 8 shall only be used by Praxis Pharmaceuticals for the conduct of the Research Projects and shall only be expended in accordance with the budget included as part of Schedule "C", unless Praxis Pharmaceuticals obtains prior written authorization from FAIRCHILD.

(6)  FAIRCHILD and Praxis  Pharmaceuticals shall, not less than once every three
     (3) months, review and evaluate progress on the Research Projects. Following such reviews milestones as set out in Schedule C may be revised as and when needed by mutual agreement between FAIRCHILD and Praxis Pharmaceuticals.

(7) Praxis Pharmaceuticals shall use reasonable efforts to ensure that the technology used in the Research Projects does not infringe on any patents or proprietary rights of other persons.

SECTION  9  -  RECORDS  AND  CONFIDENTIALITY

(1) Praxis Pharmaceuticals shall maintain complete and accurate records of the activities conducted and results obtained pursuant to the Research Projects, all in accordance with good scientific practice. Upon written request from FAIRCHILD, Praxis Pharmaceuticals shall provide copies of any such records to FAIRCHILD.

(2) Praxis Pharmaceuticals shall keep full, accurate and complete records of books of account relating to financial aspects of the Research Projects. FAIRCHILD, or a designate of FAIRCHILD, may from time to time upon reasonable prior written notice to Praxis Pharmaceuticals examine, audit or have examined or audited the records and books of account of Praxis Pharmaceuticals.

(3) All data, reports, plans, records, logs and other information relating to the Research Projects shall be treated by Praxis Pharmaceuticals and FAIRCHILD as the confidential property of both parties and both parties shall use all reasonable efforts to ensure that such information is kept strictly confidential during the term of this Agreement and for a period of ten (10) years thereafter. Nothing herein shall prevent Praxis Pharmaceuticals from using, disclosing or authorizing disclosure of information:

     (a) which is or becomes part of the public domain through no act or failure on the part of Praxis Pharmaceuticals;

     (b)  which  was  in  Praxis   Pharmaceuticals'   possession  prior  to  its
          development pursuant to the Research Projects or prior to receipt or acquisition from FAIRCHILD;

     (c) which is disclosed to Praxis Pharmaceuticals by a third party without a covenant of confidentiality, provided that such third party is, to the knowledge of Praxis Pharmaceuticals, under no obligation of confidentiality with respect to the information; or

     (d)  with the prior written authorization of FAIRCHILD.

SECTION  10  -  OWNERSHIP  OF  NEW  INTELLECTUAL  PROPERTY

(1)  New   Intellectual   Property   shall   promptly  be  disclosed  by  Praxis
     Pharmaceuticals to FAIRCHILD and thereafter shall be included as part of the Licensed Technology and licensed to FAIRCHILD pursuant to Section 11.

(2) All expenses connected with preparing, filing, prosecuting, obtaining, maintaining and enforcing intellectual property rights related to the New Intellectual Property shall be borne by FAIRCHILD.

                                PART IV - LICENCE

SECTION  11  -  GRANT

(1) Praxis Pharmaceuticals hereby grants to FAIRCHILD an exclusive, world-wide sublicense under the Licensed Patent Applications and Licensed Patents, and an exclusive, world-wide sublicense under the New Intellectual Property, to use the Licensed Technology and to make, use and sell any products, compounds, compound uses, processes, applications, methods or procedures within the Field of Use.

(2) FAIRCHILD shall be entitled to grant further sublicenses of the rights granted by Praxis Pharmaceuticals to FAIRCHILD pursuant to Section 11(1) hereof. FAIRCHILD shall advise Praxis Pharmaceuticals in writing of any and all sublicenses granted by FAIRCHILD in accordance with this Section 11(3) and shall provide Praxis Pharmaceuticals with the following information:

     (a)  name  of  the  sublicencee;

     (b) the amount of any license fee or royalties payable by the sub licensee; and

     (c) such further information as may be reasonably requested by Praxis Pharmaceuticals.

(3) FAIRCHILD may assign this Agreement to an Affiliate of FAIRCHILD or may transfer or assign the rights and obligations of FAIRCHILD pursuant to Parts III, IV or V, or any combination thereof, to an Affiliate of FAIRCHILD.

     FAIRCHILD shall advise Praxis Pharmaceuticals in writing of any such transfer or assignment.

     Notwithstanding any such transfer or assignment, FAIRCHILD shall at all times remain liable to Praxis Pharmaceuticals for the performance of the obligations set out herein, including the obligation to pay to Praxis Pharmaceuticals a share of Net Revenue in accordance with Section 12.

SECTION  12  -  REVENUE

(1) Net Revenue shall be apportioned between the parties and FAIRCHILD shall pay to Praxis Pharmaceuticals an amount equal to thirty five percent (35%) of Net Revenue of Praxis Pharmaceuticals products for so long as there are Valid Claims.

(2) All payments required to be made pursuant to Section 12(1) shall be made according to Section 8(5).

SECTION  13  -  RECORDS  AND  REPORTS

(1) FAIRCHILD shall keep full, accurate and complete records and books of account relating to Net Revenue and any amounts payable by FAIRCHILD to Praxis Pharmaceuticals pursuant to Section 12 hereof.

(2)  All  payments  made by  FAIRCHILD  to Praxis  Pharmaceuticals  pursuant  to
     Section 12 shall be accompanied by a report providing such information as is reasonably required by Praxis Pharmaceuticals to determine an accurate determination of the amounts payable by FAIRCHILD to Praxis Pharmaceuticals in accordance with Section 12.

(3) Praxis Pharmaceuticals may from time to time, upon reasonable prior notice to FAIRCHILD have the records and books of account maintained by FAIRCHILD in accordance with Section 13(1) hereof audited or examined by a duly authorized independent chartered accountant to ascertain the accuracy of the payments made. All costs of any audit, examination or report shall be payable by Praxis Pharmaceuticals, unless the report discloses an underpayment of five (5%) percent or more, in which case the cost of the audit, examination or report shall be payable by FAIRCHILD.

SECTION  14  -  PROTECTION,  ENFORCEMENT  AND  INFRINGEMENTS

(1)  Praxis  Pharmaceuticals  shall  permit  FAIRCHILD  to  control  and  direct
     (including the selection of patent agents or patent attorneys) the preparation, filing and prosecution of all patent applications the subject of this Agreement included within the Field of Use of the Licensed Technology, including the New Intellectual Property.

     Without limiting the generality of the foregoing, Praxis Pharmaceuticals shall, upon FAIRCHILD's request and at FAIRCHILD's cost and expense, file and prosecute patent applications to protect the Licensed Technology in any country that a patent application has not been filed. FAIRCHILD shall consult with Praxis Pharmaceuticals on the content of all patent applications and related filings. Praxis Pharmaceuticals shall bear all costs related to the preparation, filing, prosecution and maintenance with respect to the Licensed Patents described on Schedule "A", the Licensed Patent Applications described in Section 1(g)(i) and any other patents or Licensed Patent Applications that disclose and claim the same inventions. FAIRCHILD shall pay all costs of preparing, filing, prosecuting and maintaining all Licensed Patent Applications and Licensed Patents related to the New Intellectual Property.

(2) If either party believes that any Licensed Patents are being infringed by another person, that party shall promptly notify the other party and shall provide any evidence of infringement which is reasonably available. FAIRCHILD shall have the first right and option, but not the obligation, to bring an action for infringement, at FAIRCHILD's sole cost and expense, against the alleged infringer. If FAIRCHILD elects to take such action, the conduct of the action shall be entirely under the direction and control of FAIRCHILD. If FAIRCHILD exercises the rights contained herein, FAIRCHILD may name Praxis Pharmaceuticals as a party plaintiff in such action, suit or proceeding, if reasonably necessary under the circumstances, provided that FAIRCHILD shall indemnify and hold Praxis Pharmaceuticals and Anutech harmless from any costs or expenses incurred in connection with such action, suit or proceeding. Any damages or sums recovered by FAIRCHILD in any such action, suit or proceeding, or any settlement thereof, shall be retained by FAIRCHILD, but, to the extent that the recovery reflects lost sales of Licensed Products, the net amount after deducting expenses incurred by FAIRCHILD, shall be included as part of Net Revenue.

(3) If FAIRCHILD elects not to pursue an action for infringement, whether alone or jointly with Praxis Pharmaceuticals, Praxis Pharmaceuticals shall have the right and option, but not the obligation, at Praxis Pharmaceutical's sole cost and expense, to bring the action for infringement against the alleged infringer. Any damages or sums recovered by Praxis Pharmaceuticals in such action, suit or proceeding, or any settlement thereof, shall be retained by Praxis Pharmaceuticals, but, to the extent that the recovery reflects lost sales of Licensed Products, Praxis Pharmaceuticals shall pay to FAIRCHILD one-half of the net amount after deducting expenses incurred by Praxis Pharmaceuticals.

(4) The parties shall cooperate in defending any impeachment, interference or infringement action, suit or proceeding brought against either Praxis Pharmaceuticals or FAIRCHILD related to the Licensed Technology.

(5) The parties shall not take any actions that may be reasonably known to compromise the position of the other party with respect to legal proceedings commenced or to be commenced or being defended by the other party.

(6) The parties shall render all reasonable assistance, including providing all documents in their possession and any witnesses as are or may be required in the conduct of any proceedings referred to herein. If any party renders such assistance at the request of another party, the requesting party shall reimburse the assisting party for expenses incurred to render such assistance.

SECTION  15  -  WARRANTIES,  INDEMNITIES  AND  INSURANCE

(1) Praxis Pharmaceuticals represents and Warrants to FAIRCHILD that, as of the Closing Date:

     (a) Praxis Pharmaceuticals owns or has valid and enforceable licenses of the Licensed Technology free and clear of all liens, charges, security interests and encumbrances, licenses and other restrictions;

     (b) the Anutech License Agreement is in full force and effect, unamended and that neither Praxis Pharmaceuticals nor Anutech are in default of any of the terms and conditions contained therein;

     (c) to the best of Praxis Pharmaceutical's knowledge and belief, the practicing of the Licensed Technology will not infringe the rights of any other person; and

     (d) to the best of Praxis Pharmaceutical's knowledge and belief, it is not aware of any activities or conduct of any other person that would constitute infringement of the Licensed Technology.

(2) The parties shall assume and be liable for their own losses, damages and expenses of any nature whatsoever which they may suffer, sustain, pay or incur by reason of any matter or thing arising out of, or in any way related to this Agreement, except for such losses, costs, damages and expenses as are the result of the willful breach of any term herein by the other party or the willful or negligent acts or omissions of the other party.

(3) Each party shall indemnify and hold harmless the other party, its employees and agents, from and against any and all claims, demands and costs whatsoever that may arise out of, directly or indirectly, the indemnifying party's performance of this Agreement or that of the indemnifying party's employees or agents. Such indemnifications shall survive this Agreement.


(4) Praxis Pharmaceuticals shall, at its own expense and without limiting its liabilities herein, maintain comprehensive or commercial general liability insurance with an insurer in an amount not less than $1,000,000.00 per occurrence (annual general aggregate, if any, not less than $2,000,000.00), insuring against bodily injury, personal injury and property damage, including loss of use thereof. Such insurance shall include blanket contractual liability.

(5) From the date that any Product arising out of the Licensed Technology is first applied for therapeutic human use (and for the term or foreseeable term of the human use) FAIRCHILD undertakes to hold product liability insurance to the value of at least $10,000,000.00. Such policies shall name Praxis Pharmaceuticals as additional insured's and shall be purchased from a reputable insurer. Certificates evidencing the coverage shall be provided to Praxis Pharmaceuticals.

SECTION  17  -  REGULATORY  APPROVALS

(1)  FAIRCHILD shall use reasonable efforts to obtain Regulatory Approvals.

(2) Praxis Pharmaceuticals shall assist FAIRCHILD in obtaining Regulatory Approvals in the various countries by providing such information and data as may be in the possession of Praxis Pharmaceuticals necessary for or of assistance in obtaining any Regulatory Approvals. FAIRCHILD shall be responsible for all regulatory, agency, filing, inspection and other fees and expenses and charges incurred in connection with obtaining any Regulatory Approvals pursuant to Section 17(1).

(3) Praxis Pharmaceuticals shall ensure that all information and data generated by Praxis Pharmaceuticals that is related to the Clinical Trials or would be of any assistance to FAIRCHILD in obtaining Regulatory Approvals shall be maintained in a form suitable for submission to regulatory authorities and shall at all times be kept secure and confidential.

                                PART VI - GENERAL

SECTION  18  -  TERM  AND  TERMINATION

(1) The term of this Agreement shall expire on the expiration of the last Licensed Patent. Upon the expiration of this Agreement, FAIRCHILD's license pursuant to Section 11 shall become a fully paid-up, perpetual license.

(2) This Agreement may be terminated at any time upon the mutual agreement of the parties.

(3)  If:

     (a) either party has breached any of its obligations pursuant to this Agreement and fails to remedy such breach or to commence and diligently pursue reasonable steps to remedy such breach within sixty
          (60) days after notice in writing from the other party;

     (b) either party becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any person for the dissolution, winding up or termination of either parties existence or the liquidation of its assets; or

     (c) a trustee, receiver, receiver manager or like person is appointed with respect to the business or assets of a party; the party in default may terminate this Agreement by giving written notice to the party in default.

(4) If Praxis Pharmaceuticals is in default of any of its obligations related to the performance of the Research Projects, and has failed to remedy such breach within sixty (60) days after notice in writing from FAIRCHILD, FAIRCHILD may terminate the Research Projects immediately upon written notice to Praxis Pharmaceuticals. If FAIRCHILD terminates the Research Projects in accordance with this Section 18(4):

     (a)  FAIRCHILD  shall  reimburse  Praxis   Pharmaceuticals  for  costs  and
          expenses incurred in accordance with the budget included as part of Schedule "C" to the date of termination;

     (b) FAIRCHILD shall have no further obligation with respect to the conduct of the Research Projects or any costs and expenses related thereto;

     (c) notwithstanding the termination of the Research Project, all New Intellectual Property developed prior to the date of termination shall be disclosed by Praxis Pharmaceuticals to FAIRCHILD and shall be included as part of the Licensed Technology and licensed to FAIRCHILD pursuant to Section 11; and

     (d) FAIRCHILD shall have the right to complete the Research Project, or any part thereof at its own cost and expense and any results; improvements to Intellectual Property sublicensed from Praxis Pharmaceuticals under the terms of this Agreement; new patents and patent applications arising from this shall be deemed to be New Intellectual Property.

(5) The following sections shall survive termination of this Agreement: 1, 2, 3, 4, 5, 9 and 15.

SECTION  19  -  PUBLICITY

(1) A copy of all public announcements and press releases which either party intends to release or make regarding products or technology covered by the license shall be provided to the other party prior to being released or made.

     Any public announcement or news release that names, refers to or in any way identifies both parties shall be approved by both parties prior to being released or made. Each party shall respond to a request for approval within five (5) working days of receipt of the copy and the approval of each party shall not be unreasonably withheld.

(2) If either party is prevented from complying with Section 19(1) as a result of the requirements of a Securities Commission or other regulatory body, the party shall not be considered to be in breach of this Agreement, but shall use reasonable efforts to consult with and keep the other party informed.

(3) The parties shall not use each other's name in any advertising material without the prior written consent of the other party, which consent may be arbitrarily withheld.

(4) Subject to subsection (3), FAIRCHILD shall be responsible for and have control of labeling of Licensed Products.

SECTION  20  -  COMPLIANCE  WITH  LAWS

The parties shall observe and comply with all applicable laws, ordinances, codes and regulations of Government agencies, including Federal, Provincial, Municipal and local governing bodies having jurisdiction.

SECTION  21  -  RELATIONSHIP

Nothing  in  this  Agreement  shall  be  construed  as:

     (a) constituting either party as the agent, employee or representative of the other party; or

     (b)  creating  a   partnership   or  as  imposing  upon  either  party  any
          partnership duty, obligation or liability to the other party.

SECTION  22  -  NOTICES

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be sent to the following addresses or such other addresses as the relevant party may notify from time to time:

                TO:  William  B  Cowden,  CEO
                Praxis  Pharmaceuticals  Inc.
                GPO  Box  1978
                Canberra,  ACT,  Australia  2601
                Facsimile:  61  2  6279  9758

                TO:  Byron  Cox
                FAIRCHILD  INTERNATIONAL  Inc.
                #600  -  595  Hornby  Street
                Vancouver,  British  Columbia   V6C  1A4
                Facsimile:  (604)  646-5649


Notices sent by prepaid registered mail shall be deemed to be received by the addressee on the 7th day (excluding Saturdays, Sundays, statutory holidays and any period of postal disruption) following the mailing thereof. Notices personally served or transmitted by facsimile shall be deemed received when actually delivered or transmitted, provided such delivery shall be made during normal business hours.

SECTION  23  -  ASSIGNMENT

Except as expressly permitted pursuant to Section 11, the parties shall not assign this Agreement or any part thereof, or any rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.

SECTION  24  -  FURTHER  ASSURANCES

The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

SECTION  25  -  SETTLEMENT  OF  DISPUTES

(1) If there is any dispute or disagreement related to or arising out of this Agreement (the "Disagreement") the parties shall refer the Disagreement for resolution to their respective Chief Executive Officers, or their nominees.

(2)  If the Disagreement is not resolved pursuant to Section 25(1) within thirty
     (30) days (or such longer period as agreed upon between the parties), a mediator shall be appointed by the parties who shall assist the parties in resolving the Disagreement.

(3) If the Disagreement is not resolved under Section 25(2) within thirty (30) days (or such longer period as agreed upon between the parties) either party may refer the Disagreement to be resolved by arbitration conducted as follows:


     (a) either party may require arbitration by giving written notice to arbitrate to the other party, which written notice shall identify the nature of the Disagreement;

     (b) if the parties are able to agree upon a single arbitrator, the arbitration shall be conducted before the single arbitrator;

     (c) if the parties have been unable to agree upon the selection of a single arbitrator within two (2) weeks after receipt of the notice requiring arbitration, each party shall within one (1) further week, by notice in writing given to the other party, nominate one neutral arbitrator. If either party fails to nominate an arbitrator in accordance with this clause, the arbitrator so nominated shall proceed to conduct the arbitration alone. If both parties nominate neutral arbitrators in accordance with this clause, the two arbitrators so nominated shall nominate a third arbitrator within one (1) week of their nomination;

     (d) the arbitrator or arbitrators shall immediately proceed to hear and determine the Disagreement. The parties agree that it is important that all Disagreements are resolved promptly and the parties therefore agree that the arbitration shall be required to be conducted expeditiously and that the final disposition shall be accomplished within two (2) weeks. The parties shall ensure that the arbitrator or arbitrators upon accepting the nomination shall agree that the arbitrator has time available for the timely handling of the arbitration in order to achieve final disposition within two (2) weeks;

     (e) the decision of the arbitrator or arbitrators shall be rendered in writing, without reasons and shall be promptly served upon both parties. If the arbitration is being conducted before a panel of three arbitrators, the decision of any two of the three arbitrators shall be decision of the arbitration panel. The decision of the arbitrator or arbitrators shall be binding upon the parties;

     (f) in the event of the death, resignation, incapacity, neglect or refusal to act of any arbitrator, and if the neglect or refusal continues for a period of five (5) days after notice in writing of such has been given by either party, another arbitrator shall be nominated to replace the arbitrator by the person who has originally nominated that arbitrator;

     (g) the costs of the arbitration shall be in the discretion of the arbitrators, and shall be borne by the parties in accordance with the decision of the arbitrators;

SECTION  26  -  ENUREMENT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                            PRAXIS PHARMACCEUTICALS PHARMACEUTICALS, INC.

                                  Per:     /S/  BRETT  CHARLTON  (PRESIDENT)

                            FAIRCHILD  INTERNATIONAL  INC.

                                  Per:     /S/  BYRON  COX



                                   SCHEDULE A

                                LICENSED PATENTS


PHOSPHOSUGAR-BASED  ANTI-INFLAMMATORY  AND/OR  IMMUNOSUPPRESSIVE  DRUGS

International  Application  No.  PCT/AU89/00350
Inventors - William Cowden, Christopher Parish, David Willenborg Priority date - 18 August 1988
International  filing  date  -  18  August  1989
ANUTECH  reference  140

COUNTRY       APPLICATION  NO.     PATENT  NO.        STATUS
Australia     41875/89             627500             granted
Europe        89909685.3           0429522            granted
Japan         509079/89                               examination requested
USA           988001               5506210*           granted - 9 April 1996



NOVEL     PHOSPHOSUGARS  AND  PHOSPHOSUGAR-CONTAINING  COMPOUNDS  HAVING
ANTIINFLAMMATORY  ACTIVITY

Inventors  -  William  Cowden,  Christopher  Parish,  David  Willenborg
Priority  date  -  18  October  1996
ANUTECH  reference  278

COUNTRY       APPLICATION  NO.     PATENT  NO.        STATUS
Australia     PO3098/96                               INT on 18 October 1997
Australia     41866/97                                examination  requested
USA           08/953305                               examination  requested

                                   SCHEDULE D

                           PRAXIS PHARMACEUTICALS INC.

                                       and

                               ANUTECH PTY LIMITED

                               -------------------

                                LICENCE AGREEMENT

                                -----------------



                                                    PRAXIS PHARMACCEUTICALS Inc.
                                                                  GPO  Box  1978
                                                            Canberra,  ACT  2601
                                                                       Australia
                                                             Tel: (02) 6249 2939
                                                             Fax: (02) 6279 9758
                                TABLE OF CONTENTS


1.    DEFINITIONS  AND  INTERPRETATION. . . . . . . . . . . . . . . . . . . . .1

2.    GRANT  OF  LICENCE. . . . . . . . . . . . . . . . . . . . . . . . . . . .4

3.    LICENCE  CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . . .4

4.    LICENCE  TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

5.    PERFORMANCE  OF  PRAXIS  PHARMACCEUTICALS. . . . . . . . . . . . . . . . 4

6.    RIGHT  TO  SUBLICENSE. . . . . . . . . . . . . . . . . . . . . . . . . . 5

7.    GST. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

8.    OWNERSHIP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

9.    PROTECTION  OF  PATENTS. . . . . . . . . . . . . . . . . . . . . . . . . 6

10.   INFRINGEMENT  AND  ENFORCEMENT  OF  PATENTS. . . . . . . . . . . . . . . 7

11.   REPORTS,  PAYMENTS  AND  ACCOUNTING. . . . . . . . . . . . . . . . . . . 7

12.   CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

13.   PUBLICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

14.   USE  OF  NAME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

15.   INDEMNITY  AND  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . .9

16.   WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

17.   ASSIGNMENT,  TRANSFER . . . . . . . . . . . . . . . . . . . . . . . . . 11

18.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

19.   MISCELLANEOUS  PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . 12

20.   TERMINATION  OF  LICENCE  AND  RESEARCH  &  DEVELOPMENT  AGREEMENT. . . 15

21.   SCHEDULE  1 - ANU  Intellectual  Property . . . . . . . . . . . . . . . 17

THIS  AGREEMENT  IS  MADE  ON  THE  14TH  DAY  OF  OCTOBER  1999  BETWEEN:

ANUTECH PTY LIMITED, ACN 008 548 650 with its registered office at ANUTECH Court, Cnr Barry Drive and Daley Road, Acton, Australian Capital Territory, Australia 2601 ("ANUTECH").

AND:

PRAXIS PHARMACCEUTICALS PHARMACEUTICALS INC., a company incorporated in Utah with its office at Suite 600, 595 Hornby Street, Vancouver, BC, Canada ("Praxis Pharmaceuticals").

RECITALS:

A. Praxis Pharmaceuticals was incorporated on 20 June 1997 with the intention that it raises capital, acquire intellectual property and research, develop and commercialize pharmaceuticals.

B. ANU possesses intellectual property in the area of phosphosugars and their analogues as anti-inflammatory agents.

C. Praxis Pharmaceuticals wishes to license the ANU intellectual property in order to undertake further research and development and commercialization of the intellectual property.

D. In accordance with the terms and conditions set forth in this agreement, ANUTECH is willing to grant such a license to Praxis Pharmaceuticals with its term dependant on Praxis Pharmaceuticals achieving research and commercialization milestones.

E. ANUTECH is the commercial subsidiary of the ANU and regularly provides services to its clients by engaging the services of the ANU.

IT  IS  AGREED  AS  FOLLOWS:

DEFINITIONS  AND  INTERPRETATION

1.1 In this Agreement, unless there is something inconsistent with the context, the following terms and expressions shall have the following meanings:

     "AFFILIATE" means, in relation to a person, the person's related bodies corporate (within the meaning of the Corporations Law), entities who are partners or joint venture's of or trustees for the person or with whom the person is acting in concert and the directors agents, officers and employees of the person or any of those related bodies corporate or entities.

     "ANU INTELLECTUAL PROPERTY" means the following intellectual property owned by the ANU:

     (a)  Intellectual   Property  in  relation  to   phosphosugars   and  their
          anti-inflammatory activity; and

     (b)  the patents and patent  applications  set out in Schedule 1, including
          all   divisions,   continuations,   continuations-in-part,   renewals,
          extensions and additions thereof.

     "COMMENCEMENT  DATE"  means  the     day  of     1999.

     "CONFIDENTIAL INFORMATION" means any information whether written, oral, electronic or in any other form which is disclosed by a party or its representatives, is claimed as confidential to itself and which relates to the ANU Intellectual Property, Research, Results, Products, Agreement and business of the parties. It includes all copies and notes generated from the disclosure but does not include information which:

     (a)  is in the public domain at the time of disclosure;

     (b) becomes a part of the public domain after disclosure, otherwise than as a result of any unauthorized activity and/or omission on the part of the recipient;

     (c) the recipient can prove is already in its own possession at the time of disclosure and which was not acquired from the other party directly or indirectly;

     (d) is rightfully acquired from a third party who did not obtain it under an obligation of confidentiality; or

     (e) is legally required to be disclosed - the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions are available.

     "DOLLAR", "DOLLAR" OR "$" means Australian dollars unless otherwise indicated.

     "FIELD" means the use of phosphosugars as neutriceuticals, complementary medicines or cosmetics for the treatment of any applicable condition and expressly excludes:

     (a)  the  use  of  phosphosugars  as  ethical  therapeutics;  and

     (b)  topical  application  for  wound  care;  and

     (c) use of fructose-1,6-diphosphate, administered non-topically, for the treatment or prophylaxis of ischaemic disorders in humans, which includes transplantation and immunosuppression.

     "GST" means a tax on goods and services as defined by Commonwealth legislation.

     "INTELLECTUAL PROPERTY" shall mean all intellectual property rights and includes:

     (a) Trade Marks: means any trade mark or trade name whether registered or not under, or by reference to which, a product or service is known;

     (b) Patents: meaning any patents or patent applications including all divisions, continuations, renewals, extensions and patents of addition thereof which have been or are in the future filed and granted as a patent;

     (c) Copyright subsisting in any form or manner whether written or stored in any form (whether visible or not) including without limitation brochures, design logos, insignia, computer programs, software, firmware and hardware;

     (d)  Designs (whether or not registered); and

     (e) Know-How: meaning the unpatented, technical information, processes, formulae, technical and technological documentation, reports, computer programs, biological materials, procedures or methods, all current and accumulated knowledge, skills and experience.

     "NET  SALES"  means:

     (a) for an arms length sale of any Product means the gross amount invoiced by Praxis Pharmaceuticals, or its Affiliates less the following:

          (i) transport and insurance related charges actually allowed and taken;

          (ii) trade, quantity or cash discounts or rebates actually allowed and taken;

          (iii)credits  or  allowances   given  or  made  on  account  of  price
               adjustments, recalls or destruction requested or made by an appropriate government agency; and

          (iv) any tax (excluding income tax), excise or other government charge upon or measured by the sale, transportation, delivery or use of the Product, which is actually incurred by the seller.

     (b) for a non-arms length sale, means the highest of the most recent Net Sales at which Praxis Pharmaceuticals, its Affiliates, its subsidiaries, joint venture's licensees or agents has sold similar quantities of Products in an arms length sale.

     "PRODUCTS" means any matter, article or thing which incorporates or arises from the whole or partial use of ANU Intellectual Property or Results.

     "RESULTS" means all Intellectual Property, materials (including substances, compounds, biological material, products, samples and devices) in whatever form and information however known or recorded (including trade secrets, processes, techniques, designs, plans, data, test results, findings, evaluations and reports) generated as a result of any exploitation of or in any connection with any research and development conducted at the ANU within the Field.

     "SUBLICENSE FEES" means all payments to Praxis Pharmaceuticals in consideration for rights to the ANU Intellectual Property, Results and Products pursuant to a sublicense, assignment, joint venture, strategic alliance or other arrangement.

     Sublicense  Fees  shall  not  include:

     (a) fees for research and development undertaken by Praxis Pharmaceuticals including for example preclinical research and clinical studies; nor

     (b) the royalty percentage above that is required to be paid by Praxis Pharmaceuticals pursuant to clause 3 (License Consideration).

1.2  In  this  Agreement  unless  the  contrary  intention  appears:

     (a) a reference to a clause, schedule, attachment, annexure or appendix is a reference to a clause of or schedule, attachment, annexure or appendix to this Agreement and references to this Agreement include any recital, schedule annexure, attachment, or appendix;

     (b) a reference to this Agreement or another instrument includes any variation or replacement of either of them;

     (c)  a  reference  to a  statute,  ordinance,  code or other  law  includes
          regulations  and  other  instruments  under  it  and   consolidations,
          amendments, re-enactments or replacements of any of them;

     (d)  the singular includes the plural and vice versa;

     (e) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

     (f) if an event must occur on a stipulated day, which is not a business day, then the stipulated day will be taken to be the next business day;

     (g)  headings  are  inserted  for   convenience   and  do  not  affect  the
          interpretation of this Agreement;

     (h) words importing any one gender shall mean and include masculine, feminine and/or neuter where appropriate;

     (i) words importing natural persons shall (where appropriate) mean and include corporations and unincorporated associations and vice versa;

     (j) schedules and attachments form part of and are incorporated in this Agreement.

     (k)  no provision of this Agreement will be construed  adversely to a party
          solely  on  the  ground  that  the  party  was   responsible  for  the
          preparation of this agreement or that provision; and

     (l) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any government, governmental, administrative, judicial or semi-governmental agency or body.

1.3 For the avoidance of doubt the recitals to this Agreement shall form part of this Agreement and in the event of any inconsistency between the recitals and the other provisions of this Agreement the other provisions of this Agreement shall prevail.

GRANT  OF  LICENCE

1.4 ANUTECH grants to Praxis Pharmaceuticals an exclusive, worldwide license to use and exploit the ANU Intellectual Property and Results within the Field, including the right to sublicense pursuant to clause 6 (Right to Sublicense).

LICENCE  CONSIDERATION

1.5 In consideration for the grant of the license Praxis Pharmaceuticals will pay to ANUTECH:

     a)   a  4%  royalty  on  Net Sales of Products by Praxis Pharmaceuticals;

     b) 50% of all royalty income on Net Sales of Products received from sub licensees;

     c)   15%  of  all  Sublicense  Fees.

     d) ANUTECH shall maintain the right to hold 300,000 shares issued to ANUTECH 31 March 1999. These shares will be held in escrow for a period of 12 months from the date of issue.

1.6 The obligation in clause 3.1 survives the termination of the license in clause 2.1 or this Agreement.

LICENCE  TERM

1.7 The License in clause 2.1 commences upon the Commencement Date and ends on the expiration of the last to expire of the patents covered by this Agreement, unless otherwise earlier terminated pursuant to clause 5 (Performance of Praxis Pharmaceuticals) or clause 18 (Termination).

PERFORMANCE  OF  PRAXIS  PHARMACCEUTICALS

1.8 If Praxis Pharmaceuticals fails to comply with the following performance milestones, ANUTECH has at its election the right to terminate this Agreement in accordance with clause 18(Termination).

1.9  Commercialization milestones

     a) Praxis Pharmaceuticals shall use best efforts to commercialize the ANU Intellectual Property and Results by undertaking an ongoing and active research, developmental, manufacturing, marketing, licensing or capital raising program, as appropriate, directed toward the exploitation of the ANU Intellectual Property and Results within the Field.

     b) Part of these best efforts includes Praxis Pharmaceuticals providing to ANUTECH as soon as practicable a business plan (and any updates thereafter) which addresses Praxis Pharmacceuticals's capacities, objectives and strategies for such a commercialization program.

     c) Praxis Pharmaceuticals shall also provide ANUTECH with an annual written report (on the anniversary of the Commencement Date) on its progress towards achieving these commercialization milestones.

RIGHT  TO  SUBLICENSE

1.10 ANUTECH grants to Praxis Pharmaceuticals the right to sublicense ANU Intellectual Property and Results within the Field, subject to:

     a) the prior written approval of ANUTECH, which shall not be unreasonably withheld;

     b) the sub licensee being bound to similar terms as contained in this Agreement; and

     c) the royalty and Sublicense Fee stream provided for in clause 3 (License Consideration) are reserved.

GST

1.11 The parties acknowledge that this Agreement, including all pricing and compensation terms, whether by way of reimbursement, indemnity or otherwise has been drafted without taking into account the effect, if any, of GST. The following principles apply when determining the amount (including royalties) payable (the Payment) for any rights, services, or any other thing granted or supplied pursuant to this Agreement.

1.12 If GST is payable in relation to the granting of rights, supply of services or any other thing, the Payment will be the consideration specified herein plus GST (if any).

1.13 If the Payment is determined by reference to any cost, expense or liability incurred by a party (the Payee), the reference to cost, expense or liability means the actual amount incurred by the Payee less the amount of any GST input tax credit the Payee is entitled to claim in respect of that cost, expense or liability. The Payee will be assumed to be entitled to claim full input tax credits unless it demonstrates that its entitlement is otherwise prior to the date on which the Payment must be made.

1.14 If the Payment is a reimbursement or indemnification of a loss determined (including a percentage of sales revenue) by reference to revenue received and costs incurred, the revenue will be the revenue earned net of GST and the costs will be determined in accordance with clause 7.3.

1.15 If a party sets off an amount otherwise payable under this Agreement, the principles set out above shall be applied to calculate the amount to be set off as if that amount had been paid.

1.16 Each party agrees to do all things, including providing invoices or other documentation containing stipulated information, that may be necessary or desirable to enable or assist the other party to claim any credit, set off, rebate or refund in relation to any GST included in any payment made under this Agreement.

OWNERSHIP

1.17 The   following   shall  be  owned  by  the  ANU  and  licensed  to  Praxis
     Pharmaceuticals pursuant to the terms of this Agreement:

     a)   improvements  to  ANU  Intellectual  Property  ;  and

     b) new patents and patent applications arising from the use of ANU Intellectual Property.

PROTECTION  OF  PATENTS

1.18 With respect to the existing ANU Intellectual Property patents and patent applications:

     a) the parties shall cooperate in the prosecution and maintenance of the patents and patent applications with the relevant patent offices;

     b) from the Commencement Date, one third of any past and future costs and expenses incurred in their filing, maintenance and renewal shall be borne by Praxis Pharmaceuticals;

     c) Praxis Pharmaceuticals may select the countries in which patent applications are to be filed in the name of the ANU; and

     d) if Praxis Pharmaceuticals decides not to request patent protection for an invention in any country, ANU may file or maintain at its own cost patent applications which Praxis Pharmaceuticals has declined to file or maintain, and such patent applications or granted patents shall lie outside the provision of this Agreement.

1.19 With respect to any new paten table inventions arising from the Results and use of ANU Intellectual Property:

     a) Praxis Pharmaceuticals may request ANUTECH to file and prosecute a patent application, in ANU's name, for the invention or agree to treat the invention as a trade secret;

     b) the parties shall cooperate in the prosecution and maintenance of the patents and patent applications with the relevant patent offices;

     c)   all costs and expenses  incurred in filing,  maintaining  and renewing
          the  patents  and  patent   applications  shall  be  borne  by  Praxis
          Pharmaceuticals;

     d) Praxis Pharmaceuticals may select the countries in which patent applications are to be filed in the name of the ANU; and

     e) if Praxis Pharmaceuticals decides not to request patent protection for an invention in any country, ANU may file or maintain at its own cost patent applications which Praxis Pharmaceuticals has declined to file or maintain, and such patent applications or granted patents shall lie outside the provision of this Agreement.

INFRINGEMENT  AND  ENFORCEMENT  OF  PATENTS

1.20 Infringement

     In the event of any patent, the subject of this Agreement, being infringed Praxis Pharmaceuticals may at its own cost and in its own name litigate such infringement and may settle or compromise such litigation in such a manner as Praxis Pharmaceuticals shall determine provided that Praxis Pharmaceuticals shall consult with ANUTECH in good faith in relation to those proceedings.

1.21 Enforcement

     In the event that litigation is taken or threatened by a third party against any rights associated with any patents the subject of this Agreement, the parties shall consult in good faith and use their best endeavors mutually to determine the manner in which these proceedings are to be defended or resisted and to act accordingly provided always that the parties shall first seek the opinion of counsel experienced in such matters.

1.22 In any litigation, ANUTECH shall cooperate with Praxis Pharmaceuticals in making available all relevant records, papers, information and the like which may be relevant and in its possession.

1.23 Nothing herein shall preclude ANUTECH from defending or pursuing any such actions.

REPORTS,  PAYMENTS  AND  ACCOUNTING

1.24 Within 30 days after the first day of January, April, July and October of each year, Praxis Pharmaceuticals shall provide to ANUTECH a true and accurate royalty report. This royalty report will cover payments due under clause 3 (License Consideration) and specify:

     a) the total quantity of Products sold or provided by it and by its sub licensees;

     b)     the  Net  Sales  price  at which the Products were sold or provided;

     c)     the  calculation  of  the  royalty  due;

     d)     the  total  royalties  so  calculated  and  due  to  ANUTECH;  and

     e)     the  amount  of  Sublicense  Fees  and  the  royalty  due.

1.25 For the term of this Agreement and simultaneous with the delivery of each such royalty report, Praxis Pharmaceuticals shall pay to ANUTECH the royalty and any other payments due under this Agreement for the period covered by such report.

     Praxis Pharmaceuticals shall be responsible for all payments that are due to ANUTECH but have not been paid by Praxis Pharmaceuticals' sub licensees to Praxis Pharmaceuticals.

1.26 All payments hereunder by Praxis Pharmaceuticals shall be payable in Australian Dollars.

1.27 During the term of this Agreement, Praxis Pharmaceuticals shall keep complete and accurate records of its and its sub licensee's sales of Products and Sublicense Fees in sufficient detail to enable compliance with its obligations under this Agreement to be verified.

1.28 Praxis Pharmaceuticals shall permit ANUTECH or its representatives, at ANUTECH's expense, to periodically examine its books, ledgers and records during business hours and with 48 hours notice for the purpose of and to the extent necessary to ensure that Praxis Pharmaceuticals has complied, and is complying, with its obligations under this Agreement.

1.29 In the event that the difference between the amount of royalty due and the amount of royalty actually paid exceeds 5% then Praxis Pharmaceuticals shall pay the amount of the underpayment plus the cost of such examination.

1.30 If Praxis Pharmaceuticals fails to pay ANUTECH an amount due under this Agreement, Praxis Pharmaceuticals shall upon notification pay to ANUTECH the amount owing together with interest, such interest to be at the rate applicable to overdrafts charged by the Commonwealth Bank of Australia at the date of payment, calculated daily from the due date or the date the shortfall in payment was effective, as the case may be. The payment of such interest shall not preclude ANUTECH from exercising any other rights it may have because any payment is overdue.

CONFIDENTIALITY

1.31 The parties acknowledge that the Confidential Information is valuable to the party in question and each party undertakes to keep the Confidential Information secret and to protect and preserve the confidential nature and secrecy of the Confidential Information.

1.32 The  recipient  of  Confidential  Information  must:

1.33 keep  it  confidential;

1.34 use  it  only  for  the  purposes  of  the  Agreement;

1.35 not  disclose  it  to  any  person  other  than:

     (a) to those of the recipient's employees or legal advisers who have a need to know and who have first been directed and have undertaken orally or in writing to keep it confidential; or

     (b) to other people, such as contractors, visitors and agents who have a need to know and who have agreed in writing to keep it confidential in accordance with this Agreement

1.36 not copy it or any part of it other than as strictly necessary for the purposes of this Agreement and must mark any such copy "Confidential";

1.37 promptly comply with any request by the discloser to return or destroy any or all copies of Confidential Information; and

1.38 implement security practices against any unauthorized copying, use or disclosure of the Confidential Information.

1.39 Each party shall take:

     a)   reasonable  efforts  to  ensure  that any  person  who has  access  to
          Confidential   Information  does  not  make  any   unauthorized   use,
          reproduction or disclosure of that information; and

     b) reasonable steps to enforce the confidentiality obligations imposed or required to be imposed by this agreement, including diligently prosecuting at its cost any breach or threatened breach of such confidentiality obligations by a person to whom it has disclosed Confidential Information and, where appropriate, making applications for interim or interlocutory relief.

1.40 The provisions of this clause 12 shall continue to have effect for a period of four (4) years after termination or expiry of this Agreement.

1.41 Upon the termination or expiry of this agreement the recipient of Confidential Information shall deliver (or with the discloser's prior consent, destroy or erase) to the discloser all material forms of Confidential Information in its or its representatives possession, power or control. The return of Confidential Information under this clause does not release either party or their representatives from their confidentiality obligations under this clause.

PUBLICATION

1.42 If ANUTECH or its employees or agents wish to publish or otherwise disclose any information contained in the ANU Intellectual Property or Results, other than in accordance with clause 12 (Confidentiality), including by way of written disclosure or any oral disclosure at any seminar, lecture or other meeting ("Publication"), the following procedures shall be observed:

     (a) ANUTECH shall submit the Publication to Praxis Pharmaceuticals 30 days prior to disclosure;

     (b) within the 30 day period Praxis Pharmaceuticals will consider whether to agree to the Publication and shall advise ANUTECH what part (if any) of the information it does not wish published;

     (c) if Praxis Pharmaceuticals does not advise ANUTECH within the 30 day period that it objects to the Publication it shall be deemed to have consented to the Publication;

     (d) if Praxis Pharmaceuticals does advise ANUTECH of its objection then the information in question will not be published:

          (i) until the date upon which the complete Australian specification in relation thereto becomes open to public inspection at the Australian Patents Office; and

          (ii) in the case of information which is not paten table or which it is not proposed to patent, for so long as further confidential research or development work or potential or actual commercial exploitation is being actively pursued in relation thereto but in any case not to exceed 2 years;

     (e) where appropriate, ANUTECH will make proper acknowledgment of Praxis Pharmaceuticals.

USE  OF  NAME

1.43 Any proposed use of a party's name by the other in any published material (including prospectus information) must be approved by the other party in writing prior to release of that published material.

INDEMNITY  AND  INSURANCE

1.44 Praxis Pharmaceuticals hereby agrees to defend, indemnify and hold harmless ANUTECH, ANU and their employees from and against any and all demands, claims, liabilities, damages, costs and expenses which may be brought against or incurred by ANUTECH, ANU and their employees as a result of the use to which Praxis Pharmaceuticals or its sub licensees make of the ANU Intellectual Property, Results and Products the subject of the license granted in this Agreement, other than to the extent (if any) that the same are caused solely by the gross negligence of ANUTECH, ANU or of any of their employees.

     The indemnity above shall also apply to actions that may arise out of the capital raising that Praxis Pharmaceuticals undertakes for the purposes of this Agreement.

1.45 From the date that any Product arising out of the ANU Intellectual Property is first applied for human use (and for the term or foreseeable term of the human use) Praxis Pharmaceuticals undertakes to hold product liability insurance to the value of at least $5,000,000.00 .

1.46 Praxis Pharmaceuticals shall at all times maintain in full force and effect general liability insurance with limits of not less than $5,000,000.00.

1.47 Such policies shall name ANUTECH and the ANU as additional insured and shall be purchased from a reputable insurer. Certificates evidencing the coverage shall be provided to ANUTECH.

WARRANTIES

1.48 Right to enter Agreement

     Each Party hereby warrants to the other that it has the full right, power, authority and liberty to enter into this Agreement and to perform all of its respective duties and obligations hereunder. Each party warrants to the other that it is not under any other duty or obligation, which is contrary to or inconsistent with any of its duties, and obligations hereunder.

1.49 No contrary agreements

     Each party hereby warrants to the other that it will not enter into any agreement, arrangement or understanding with any third party which is contrary to or inconsistent with any of that party's rights, duties and obligations under this Agreement.

1.50 Status of ANUTECH

     ANUTECH warrants and covenants that it enters into this Agreement as agent for and on behalf of ANU having full power and authority so to do, and with the express consent of ANU, to the intent that each and every of the warranties, covenants, terms and conditions of this Agreement are given by and bind both ANUTECH in its own right and ANU.

1.51 Due diligence

     Praxis Pharmaceuticals warrants that it has undertaken a due diligence examination of the ANU Intellectual Property licensed in this agreement and warrants that it satisfied itself as to ANU's rights to and the validity of the ANU Intellectual Property, in particular the patents and patent applications set out in Schedule 1.

1.52 ANU Intellectual Property

     To the best of its knowledge ANUTECH warrants and covenants that in respect of ANU Intellectual Property either:

     (a)  ANU is the sole legal and beneficial owner; or

     (b) ANU has such rights to the ANU Intellectual Property, as will enable ANUTECH to perform its obligations under this Agreement.

          ANUTECH makes no warranty as to whether the US Patent 5520926 (and corresponding international patents or applications) in the name of British Technology Group Limited infringes the ANU Intellectual Property.

1.53 Results  achieving  purpose

     ANUTECH makes no representations or warranties as to the accuracy or completeness of the Results generated by ANUTECH, or their capability to achieve a particular purpose.

1.54 Fundamental  Terms

     Each party acknowledges that the warranties contained in this clause 16 (Warranties) are fundamental terms of this Agreement.

ASSIGNMENT,  TRANSFER

1.55 This Agreement may not be assigned or otherwise transferred by Praxis Pharmaceuticals without the prior written consent of ANUTECH. An assignment is deemed to include a change in greater than 50% beneficial ownership of shares in Praxis Pharmaceuticals with the exception of such a change in share holding in Praxis Pharmaceuticals through capital raising.

1.56 Any permitted assignee shall assume all obligations of its assignor under this Agreement.

1.57 No assignment shall relieve Praxis Pharmaceuticals of responsibility for the performance of any accrued obligation(s) which Praxis Pharmaceuticals then has hereunder.

TERMINATION

1.58 A party may terminate this Agreement upon 30 days written notice to the other party on the occurrence of any of the following by the other party:

     a) upon or after the bankruptcy, insolvency, dissolution or winding up of such party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

     b) the failure of such party to comply with its obligations under this agreement, if such default is not cured (if capable of being cured) within 30 days of the party not in default giving notice of the default; or

     c) if the representations and warranties made under this Agreement prove inaccurate or false in any material respect.

1.59 Without limiting clause 18.1 (b), ANUTECH may terminate this Agreement upon 30 days written notice to Praxis Pharmaceuticals in the event Praxis
     Pharmaceuticals:

     a) fails to make any payment which is due and payable pursuant to this Agreement and such payment remains unpaid for more than 30 days; or

     b) fails to achieve any of the performance milestones in accordance with clause 5 and is demonstrated not to be making best efforts in attempting to achieve these milestones and such default is not cured (if capable of being cured) within 90 days of ANUTECH giving notice of the default.

1.60 The provisions of this clause 18 and clauses 3.1 (License Consideration) 12 (Confidentiality), 11 (Reports, Payments and Accounting), 15 (Indemnity and Insurance, 19.12 (Governing Law) and19.9 (Dispute Resolution) shall continue in full force and effect notwithstanding the termination, any alterations or additions to the other provisions of this Agreement.

1.61 Upon termination of this Agreement and except as otherwise expressly provided:

     a) Any rights or obligations of a party, which may have arisen or accrued prior to termination shall not be affected;

     b) all licenses granted to Praxis Pharmaceuticals under the terms of this Agreement shall terminate and Praxis Pharmaceuticals shall cease its exploitation of the relevant intellectual property other than provided for in clause 18.4 (d);

     c) Praxis Pharmaceuticals shall promptly pay to ANUTECH any amounts due under the terms of this Agreement including royalties and Sublicense Fees which have accrued as of the date of termination;

     d) Praxis Pharmaceuticals may sell all inventory of the Product that it may have on hand at the date of termination provided that it pays royalties as provided in this Agreement.

1.62 If any party terminates the Agreement and sub licensees are not then in default under the terms of their sublicense agreements hereunder, ANUTECH shall have the right (but not the obligation) to assume and continue sublicense agreements with payments there under being made by the sub licensees directly to ANUTECH without any further obligations on the part of Praxis Pharmaceuticals with respect thereto.

1.63 Waiver by either party of any breach (or a succession of breaches) of any one or more of the provisions of this Agreement shall not deprive such party of any right to terminate this Agreement pursuant to the terms of this clause 18 upon the occasion of any subsequent breach.

MISCELLANEOUS  PROVISIONS

1.64 Binding obligations

     The duties and obligations imposed and the benefits conferred by this Agreement are to be binding upon and to inure to the parties and to their respective successors and permitted assigns.

1.65 Other  instruments

     Each party shall prepare and execute such other instruments and documents and do such other acts and things as may be necessary or desirable to ensure each party has such rights and interest as are contemplated for it by this Agreement or as may be necessary or desirable to give full effect to the provisions of this Agreement.

1.66 Whole  Agreement

     This Agreement combines the whole understanding of the Parties relating to its subject matter and it supersedes and cancels any and all agreements, understandings or commitments made by the same Parties with respect to the same subject matter. Any purported representations, warranties or other promises of the Parties not recorded in it are of no effect.

1.67 Amendment

     The variation or waiver of a provision of this Agreement or a Party's consent to a departure from a provision by another Party, will be ineffective unless in writing executed by the Parties. The requirements concerning variation or waiver apply to this clause itself.

1.68 No  waiver

     No waiver by either party of any breach (or a succession of breaches) of any one or more of the provisions of this Agreement by the other party shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

1.69 Illegality

     If any provision of this Agreement shall be construed so as to be illegal or invalid the legality or the validity of any other provision shall not be affected thereby. Any legal or invalid provisions shall be sever able and all other provisions shall remain in full force and effect.

1.70 Notices

     A  party  notifying  or  giving  notice  under  this  Agreement must notify

     (a)  in  writing;

     (b) addressed to the address of the recipients specified below or as altered by notice given in accordance with this clause; and

     (c)  delivered  by  hand,  facsimile,  registered  mail  or  post.

     A  notice  shall  be  deemed  received:

     (a)     if  hand  delivered  on  the  date  of  delivery

     (b) if sent by facsimile on generation of an acknowledgment that the transmission has been successfully completed,

     (c) if sent by registered mail on acknowledgment of receipt by or on behalf of the recipient

     (d)  if  dispatched  by  post,  after  5  days including day of posting.

     If a notice is received on a day other than a business day or after 4.30 pm on a business day, then it is deemed received on the next business day.

     Notice  addresses


     ANUTECH  Pty  Ltd          Praxis  Pharmaceuticals  Inc.
     GPO  Box  4                GPO  Box  1978
     CANBERRA  ACT  2601        Canberra  ACT  2601

     Or

     ANUTECH  Court          Suite  600,  595  Hornby  Street,
     Cnr.  Barry  Drive  and  Daley  Road          Vancouver,  BC,  Canada
     ACTION  ACT  2601

     Facsimile  02  6257  1433          Facsimile:  1  (604)646  5649



1.71 Force  Majeure

     No party shall be responsible or liable to any other party for, nor shall this Agreement be terminated as a result of any party's failure to perform any of its obligations hereunder, with the exception of payment of monies due and owing, if such failure results from circumstances beyond the control of such party, including, without limitation, requisition by any government authority or the effect of any statute, ordinance or governmental order or regulations, wars, strikes, lockouts, riots, epidemic disease, act of god, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers or suppliers, or any other circumstances, whether or not similar to the above causes. The parties shall use reasonable efforts to avoid or remove any such causes and shall resume performance under this Agreement as soon as feasible Whenever such cause is removed; provided however that the foregoing shall not be construed to require a party to settle any labor dispute or to commence, continue or settle any litigation.

     If after six months the force majeure continues, the Parties must meet in good faith to discuss the situation and endeavor to achieve a mutually satisfactory resolution of the problem.

1.72 Dispute  resolution

     If a dispute arises between the Parties out of or relating to this Agreement (the "Dispute"), any Party seeking to resolve the Dispute must do so strictly in accordance with the provisions of this clause.

     Compliance with this clause is a condition precedent to seeking relief in any court or tribunal in respect of the Dispute.

     A Party seeking to resolve the Dispute must notify the existence and nature of the Dispute to the other Party ("the Notification"). Upon receipt of a Notification the Parties must refer resolution of the Dispute to their respective chief executive officers or their nominees.

     If the Dispute has not been resolved within thirty (30) days of receipt of the Notification then any Party may refer the Dispute to the Australian Commercial Dispute Centre Limited ("ACDC") for mediation. The parties must negotiate in good faith, and in accordance with the Conciliation Rules of ACDC, to resolve the Dispute.

     If the Dispute has not been resolved within sixty (60) days of referral to ACDC either Party is free to initiate proceedings in a court.

1.73 Stamp  Duty

     All stamp duty levied upon this agreement shall be paid by Praxis Pharmaceuticals.

1.74 Costs

     Each Party agrees to bear its own legal and other costs and expenses in connection with the preparation and execution of this Agreement and of other related documentation.

1.75 Governing  law

     This Agreement shall be construed in accordance with and governed by the laws of the Australian Capital Territory, Australia, and the parties hereby submit themselves to the jurisdiction of the courts in and of that Territory.

TERMINATION  OF  LICENCE  AND  RESEARCH  &  DEVELOPMENT  AGREEMENT

1.76 The parties entered into a License and Research & Development Agreement dated 27 October 1997 and an Addendum to the License and Research & Development Agreement dated 8 October 1998 ("License and R&D Agreement").

1.77 The parties have agreed to end the License and R&D Agreement by mutual agreement with effect from the Commencement Date of this Agreement.

1.78 With effect from the Commencement Date of this Agreement:

     (a)  the parties  agree that the License and R&D  Agreement is  terminated;
          and

     (b) each party permanently releases each other party from any actions, suits, causes of action, arbitration, debts, dues, costs, claims, demands, verdicts and judgments, either at law or in equity or arising under statute ("Claims") which but for their entry into this termination, they or any of them have or may have against each other arising from or in connection with the early termination of the License and R&D Agreement.

1.79 Each  party  must:

     (a) use its best efforts to do all things necessary or desirable to give full effect to this termination; and

     (b) refrain from doing anything that might hinder performance of this termination.


     IN WITNESS: this Agreement shall be duly executed and shall commence from the Commencement Date:-

                                     (The  COMMON  SEAL  of
                                     PRAXIS  PHARMACCEUTICALS
                                     PHARMACEUTICALS  INC
                                     was  hereunto  affixed  in  accordance
                                     with its constitution in the presence of: )

/S/  BRETT  CHARLTON                              /S/  W.B.  COWDEN
Director/Secretary                                Director

BRETT  CHARLTON                                   W.B.  COWDEN
Name                                              Name

                                     (The  COMMON  SEAL  of
                                     ANUTECH  PTY  LIMITED
                                     was  hereunto  affixed  in  accordance
                                     with its constitution in the presence of: )

/S/  T.  SARTESCHI                                /S/  JOHN  D.  BELL
Director/Secretary                                Director

T.  SARTESCHI                                     JOHN  D.  BELL
COMPANY  SECRETARY                                MANAGING  DIRECTOR
Name                                              Name